Exhibit 19.1
SECURITIES TRADING POLICY
Scope
IAC Inc. (“IAC” or the “Company”) has adopted this Securities Trading Policy (the
“Policy”) to promote compliance with federal securities laws by Covered Persons. For purposes of this Policy, “Covered Person” means: (i) directors, officers and employees of IAC and its subsidiaries, (ii) any other persons (such as contractors or consultants) who have access to material non-public information concerning IAC and its subsidiaries from time to time, (iii) any spouses, domestic partners, minor children and other family members (if they share the same household) of the persons listed in (i) and (ii), and (iv) any entity or account over which the persons listed in (i), (ii) and (iii) above have or share the power, directly or indirectly, to make investment decisions, whether or not such persons have a financial interest in such entity or account (“Affiliated Persons and Entities”).

The Policy also is designed to protect an important corporate asset: IAC’s reputation for integrity and ethical conduct. The Policy governs transactions in securities of IAC, any of its publicly traded subsidiaries and any other issuer where a Covered Person comes into possession of material non-public information concerning such issuer in the course of providing services to IAC or its subsidiaries. As a result of this Policy and applicable securities laws, Covered Persons may, from time to time, have to forego or delay a desired securities transaction, and may suffer economic loss or forego anticipated profit as a result.

Material Non-Public Information
Prohibitions Related to Material Non-Public Information. Federal securities laws prohibit a person from trading securities if the person possesses material non-public information about the issuer of such securities. These laws also prohibit persons who are aware of such information from disclosing or “tipping” this information to others who may trade. The consequences of prohibited insider trading or tipping can be severe and may result in private lawsuits for damages and/or in civil or criminal proceedings by the U. S. Securities and Exchange Commission (the “SEC”) and federal prosecutors. Additionally, liability also may be imposed on IAC for violations of securities laws by Covered Persons.
Material Non-Public Information. “Material” information has been defined as information that could be expected to affect the investment decision of a reasonable investor or affect the market price of a given stock. What is material is usually determined on a case-by-case basis, in light of all of the surrounding circumstances.

Exhibit 19.1
Information should be considered non-public if it has not been disclosed in reports filed or furnished with the SEC or has not been the subject of a widely disseminated press release. If it is not clear whether information has been sufficiently publicized, it should be treated as if it is non-public.

Examples of non-public information that could be material include:
•unpublished earnings reports, projections or other financial information;
•operating metrics or other key performance indicators;
•proposed major spending programs;
•pending or threatened regulatory or litigation proceedings (including updates regarding the status or resolution thereof);
•significant changes in senior management or the Board of Directors of the Company;
•a pending or proposed merger, acquisition or divestiture of a significant business or significant assets, or the proposed curtailment of significant operations;
•securities offerings or other financings;
•changes in debt ratings, or analyst upgrades or downgrades;
•liquidity issues;
•significant changes in accounting treatment, write-offs or effective tax rate;
•new product or feature launches;
•new major contracts, suppliers, customers (or the loss thereof); and
•significant operational issues (or investigations of potential operational issues), including cybersecurity incidents, particularly those involving a breach that compromises the function of IAC’s information or other systems and/or results in the exposure or loss of user information (particularly personal information).
This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could give rise to material information.
General Securities Trading Policy
Prohibition on Trading While in Possession of Material Non-Public Information. A Covered Person may not buy, sell or otherwise transfer securities of IAC and/or its publicly traded subsidiaries if such person is in possession of any material non-public information regarding IAC or the relevant publicly traded subsidiary, as applicable. In addition, a Covered Person may not buy, sell, or otherwise transfer securities of another issuer if such person came into possession of any material non-public information concerning such issuer in the course of providing services to IAC or its subsidiaries. A Covered Person may trade in a given security only when all material information known to such person has been made publicly available to investors generally for at least two business days.
Covered and Prohibited Transactions. For the avoidance of doubt, a purchase, sale or other transfer for purposes of this Policy includes (among other transactions): (i) gifts of securities of IAC and/or its publicly traded subsidiaries, (ii) any sale of stock acquired upon the exercise of employee stock options (including the simultaneous sale of Company shares into the market through a broker to cover exercise price and tax obligations due in connection with a given exercise (commonly referred to as a “cashless exercise”)) and/or the vesting of restricted

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Exhibit 19.1

stock and restricted stock unit awards and (iii) IAC 401(k) plan elections to begin or change participation levels in the plan’s IAC stock fund and/or initiate an intra-plan transfer of an existing account balance into (or out of) the IAC stock fund. In addition, certain other transactions are expressly prohibited by this Policy, all of which are discussed in more detail below. For the avoidance of doubt, a purchase, sale or other transfer for purposes of this Policy does not include the withholding of Company shares to cover exercise price and/or tax obligations due in connection with stock option exercises (commonly referred to as a “net settlement”) and/or the vesting of restricted stock and restricted stock unit awards.
Prohibition on Tipping
A Covered Person may not:
•pass on to any non-Covered Person any material non-public information concerning IAC and/or any of its publicly traded subsidiaries, whether or not the Covered Person has any information regarding the non-Covered Person’s intention to engage in any transaction involving securities of IAC and/or its publicly traded subsidiaries, except as required by the Covered Person’s job duties;
•recommend to any other person that such person engage in (or refrain from engaging in) any transaction involving securities of IAC and/or its publicly traded subsidiaries if such Covered Person is in possession of material non-public information regarding IAC and/or its publicly traded subsidiaries; and
•pass on to any other person material non-public information concerning another company which the Covered Person came into possession of in the course of providing services to IAC or its subsidiaries if such other person may misuse that information, such as by purchasing or selling securities of such other company or tipping that information to others.
Prohibition on Short Sales, Derivative Transactions and Hedging Transactions
Regardless of whether a Covered Person is in possession of material non-public information, no Covered Person may engage in: (i) transactions in publicly traded options, warrants, puts and calls or similar instruments relating to securities of IAC and/or its publicly traded subsidiaries, (ii) short sales of securities of IAC and/or its publicly traded subsidiaries and/or (iii) hedging transactions (or any other transaction that hedges or offsets, or is designed to hedge or offset) any decrease in the market value of securities of IAC and/or its publicly traded subsidiaries. This prohibition extends to any and all forms of hedging and monetization transactions, such as zero-cost collars and forward sale contracts (among others).
Prohibition on Margin Accounts and Pledging
Securities of IAC and/or its publicly traded subsidiaries held in a margin account as collateral for a margin loan may be sold by the relevant broker without customer consent if the customer fails to meet a margin call. Similarly, securities of IAC and/or its publicly traded subsidiaries pledged (or hypothecated) as collateral for a loan may be sold in foreclosure upon

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Exhibit 19.1
default on the loan. Because a margin or foreclosure sale may occur at any time (including when the borrower or pledgor (as applicable) is in possession of material non-public information or otherwise not permitted to trade in securities of the relevant entity), Covered Persons may not enter into any transaction(s) that involve pledging securities of IAC and/or its publicly traded subsidiaries’ in any manner, including by purchasing securities of IAC and/or its publicly traded subsidiaries’ on margin or holding securities of IAC and/or its publicly traded subsidiaries in an account utilizing margins. This prohibition does not apply to arrangements entered into by Covered Persons before September 14, 2023.
Rule 10b-5 Trading Plans
Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Rule 10b5-1”) provides an affirmative defense against insider trading liability, regardless of a person’s possession of material non-public information, if the relevant trade is executed pursuant to a pre- arranged, written plan satisfying the requirements of Rule 10b5-1 (a “trading plan”) that was established at a time when the person was not in possession of material non-public information. Rule 10b5-1 is a complicated rule that requires sophisticated planning and should not be relied upon without the advice of one’s own legal counsel or personal financial advisor. Trades in securities of IAC and/or its publicly traded subsidiaries that are executed pursuant to an approved trading plan are not subject to the prohibition on trading while in possession of material non- public information contained in this Policy or to the restrictions set forth herein relating to pre- clearance procedures and trading windows. In the sole discretion of IAC Legal and subject to any other limitations or restrictions that may be imposed pursuant to the Policy, applicable law and/or by IAC Legal from time to time, IAC may permit IAC Insiders (as defined below) to engage in transactions outside of trading window periods pursuant to a trading plan that has received advance written approval from IAC Legal during a trading window. Without the advance approval of IAC Legal, trading plans may not be instituted, amended or terminated (and deviations from such plans may not be made) (i) at a time when the relevant IAC Insider is in possession of any material non-public information or (ii) otherwise outside of a trading window.

Once a trading plan is approved and adopted by an IAC Insider, such person must not exercise any influence over the number of securities to be traded, the price at which they are to be traded or the date(s) of trade(s). Trading plans covering IAC securities must include a cooling-off period before trading can commence. For IAC directors or officers, such cooling-off period must end on the later of (a) 90 days after the adoption of the trading plan or (b) two business days following the disclosure of IAC’s financial results in a periodic report for the fiscal quarter in which the plan was adopted (but in any event, subject to a maximum of 120 days after the adoption of the trading plan). For other IAC Insiders, such cooling-off period must end no earlier than 30 days following the adoption of the trading plan. Modifications of trading plans relating to the amount, price or timing of transactions are subject to the same cooling-off periods as if a new plan was adopted. IAC Insiders may not enter into overlapping trading plans covering IAC securities (subject to certain exceptions) and may only enter into one single-trade trading plan covering IAC securities during any twelve-month period (subject to certain exceptions). In the case of trading plans covering IAC securities approved and adopted by IAC directors and officers, such plans must include a representation certifying that: (i) the relevant IAC director or

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Exhibit 19.1
officer is not aware of any material non-public information and (ii) such individual is adopting the trading plan in good faith and not as part of a plan or scheme to evade the prohibitions set forth in Rule 10b-5 of the Securities Exchange Act of 1934, as amended. All IAC Insiders entering into a trading plan must act in good faith with respect to such plan.

Additional Procedures for IAC Insiders
Overview. IAC Insiders (as defined below) are subject to additional trading restrictions by virtue of their regular or routine access to material non-public information during the course of their employment, service as a director, other service or by virtue of their involvement with a project that results in knowledge of material non-public information.

Pre-Clearance. All purchases, sales, gifts and other transfers of IAC securities by IAC Insiders must be approved in advance by IAC Legal. Although IAC Legal will endeavor to clear transactions as quickly as possible, under certain circumstances, the clearance procedure may take several days. Unless notified otherwise by IAC Legal, pre-approvals shall remain valid until the close of the relevant trading window.
Trading Windows. IAC Insiders will only be permitted to enter into transactions (purchases, sales, gifts or other transfers) with respect to IAC securities during trading windows, after receiving pre-approval for the transaction from IAC Legal. Outside of a trading window, no purchases, sales, gifts or other transfers of IAC securities are permitted. Trading windows generally open at the open of the market on the second trading day following the day on which IAC publicly releases its annual or quarterly financial results and generally close on the 7th day of the third month of each fiscal quarter, unless otherwise specified by IAC Legal. It is important to remember that even during a trading window, IAC Insiders are prohibited from buying, selling, gifting or otherwise transferring IAC securities while in possession of material non- public information regarding IAC.
Further Trading Restrictions. Even during a trading window, IAC Legal may restrict trading by some or all IAC Insiders as circumstances dictate. In such event, IAC Legal will notify affected IAC Insiders that they should not trade nor disclose to others the fact that the trading window has been closed in their case.
Trading Restrictions for Securities of IAC’s Publicly Traded Subsidiaries. The trading restrictions and pre-approval procedures described above shall also apply to transactions in securities of IAC’s publicly traded subsidiaries by IAC Insiders who have access (regular, routine or one time) to material non-public information of the relevant entity by virtue of their employment, service as a director, other service or their involvement with a special project. IAC Legal will notify any IAC Insiders subject to these additional restrictions directly.
Definition of IAC Insiders. For purposes of the Policy, the term “IAC Insiders” means:
•all members of the IAC Board of Directors;
•all IAC executive officers;
•all IAC Corporate employees;
•all principal executive, financial, accounting, operating and legal officers of IAC businesses; and

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•any other Covered Person who is advised by or on behalf of IAC Legal that such Covered Person is an IAC Insider from time to time.
The IAC Insiders listed immediately above shall: (i) make their respective Affiliated Persons and Entities (who shall also be deemed to be IAC Insiders for purposes of this Policy) aware of the need to confer with them before trading in securities of IAC and/or its publicly traded subsidiaries, (ii) treat all transactions in securities of IAC and/or its publicly traded subsidiaries by their respective Affiliated Persons and Entities as if they were for their own respective accounts and (iii) if any of their respective Affiliated Persons or Entities wishes to buy, sell, gift or otherwise transfer securities of IAC and/or its publicly traded subsidiaries, obtain approval on their behalf in advance from IAC Legal.

The names of IAC Insiders shall be maintained on a list kept by IAC Legal from time to time.
Individual Responsibility
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about IAC and its subsidiaries and/or any other company which Covered Persons came into possession of in the course of providing services to IAC or its subsidiaries and to not engage in transactions in securities of such entities while in possession of material non-public information. Each director, officer, employee, contractor and consultant of IAC and its subsidiaries is responsible for making sure that they and their Affiliated Persons and Entities comply with this Policy. In all cases, the responsibility for determining whether a person is in possession of material non-public information rests with that person, and any action on the part of IAC, IAC Legal or any other IAC employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate any person from liability under applicable securities laws.
Post-Termination Transactions
Upon a termination of service as a director, officer, employee, contractor or consultant, the relevant individual and their Affiliated Persons and Entities will no longer be subject to this Policy. However, such persons will continue to be subject to the restrictions on securities trading contained in the securities laws and (if applicable) to IAC’s policy regarding the safeguarding of confidential information. Notwithstanding the foregoing, in the case of IAC Insiders, such persons may not trade in securities of IAC and/or its publicly traded subsidiaries until the opening of the first trading window following their termination of service.

Penalties for Insider Trading and Other Violations
Penalties for trading on (or communicating) material non-public information are severe and may be applied against the Covered Person and/or other individuals involved in unlawful conduct, as well as against IAC and/or its affiliates (including controlling persons). Covered Persons and/or other individuals can be subject to some or all of the following penalties, even if they do not personally benefit from the violation. Penalties include: (i) civil injunctions, (ii) disgorgement of profits, (iii) jail sentences and (iv) fines.

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Covered Persons should be aware that the Company may initiate or cooperate in proceedings resulting in such penalties. In addition, any violation of this Policy can be expected to result in serious sanctions by IAC, including dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion and/or other sanctions, whether or not the violation of the Policy and/or any other IAC policy or procedure also constitutes a violation of law.

Questions
Please contact IAC Legal directly with any questions regarding a particular securities transaction or the Policy generally.

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